SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 6, 2009
(Date of earliest event reported)

Nu Horizons Electronics Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8798	11-2621097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

70 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

(631) 396-5000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2009, Arthur Nadata, the Chairman and Chief Executive Officer  of Nu Horizons Electronics Corp. (the “Company”), voluntarily forfeited 150,000 fully vested stock options having an exercise price of $8.99 per share and Richard Schuster, the President and Chief Operating Officer of the Company, voluntarily forfeited 135,000 fully vested stock options having an exercise price of $8.99 per share.

This action was initiated by Messrs. Nadata and Schuster for the following reasons:

  •   The exercise price of the options was substantially in excess of the current market price of the Company’s common stock. Consequently, it was unlikely that Messrs. Nadata and Schuster would receive compensation under the surrendered options; and

  •   The shares underlying the options will again be available for grant under the Company’s 2000 Key Employee Stock Option Plan to meet the Plan’s purposes to attract, motivate and retain key talent.

Messrs. Nadata and Schuster received nothing in return, and were promised nothing in return, such as future equity grants to replace the forfeited options. No new equity grants have been made to Messrs. Nadata and Schuster since September 2006, and the Company has no plans to vary its equity grant practices as a result of this forfeiture.   The surrender of the stock options does not have tax implications to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nu Horizons Electronics Corp.

By:	/s/ Kurt Freudenberg
Kurt Freudenberg
Executive Vice President – Finance and Chief Financial Officer

Date: April  8, 2009